Exhibit 3.1 - Third Amendment to the Amended and Restated Bylaws of Chesapeake Utilities Corporation

THIRD AMENDMENT TO THE AMENDED AND RESTATED BYLAWS
OF
CHESAPEAKE UTILITIES CORPORATION

CHESAPEAKE UTILITIES CORPORATION (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby amends its Amended and Restated Bylaws dated December 4, 2012, as amended by a First Amendment effective December 3, 2014, and a Second Amendment effective November 2, 2016 (collectively, the “Bylaws”), as follows:

1.	Section 3.2 of Article III of the Bylaws is hereby amended and restated in its entirety as follows:
“3.2     Composition of the Board. The number of Directors which shall constitute the Board shall be fixed from time to time by resolution of a majority of directors in office; provided, that their number shall not be less than five or more than fifteen. Directors shall be divided into three classes, as specified in the Certificate of Incorporation. Directors shall be elected at the annual meeting of the stockholders, and each Director shall be elected to serve until such Director's successor shall be elected and shall qualify; provided, however, no person shall be eligible for election as a Director of the Corporation after his or her seventy-fifth birthday. The term of any Director which extends beyond his or her seventy-fifth birthday shall expire on the date of the annual meeting of the stockholders next following his or her seventy-fifth birthday. Directors shall be stockholders. The Board of Directors, at its first meeting after each annual meeting of stockholders, shall elect the Chair of the Board who shall perform such duties as are specified in these Bylaws or are properly required of the Chair by the Board of Directors.”

2.	All provisions of the Bylaws not amended hereby shall remain unchanged and in full force and effect.

3.	This amendment was duly adopted by the Corporation’s Board of Directors in accordance with the provisions of the General Corporation Law of the State of Delaware and the Bylaws.
IN WITNESS WHEREOF, the undersigned, on behalf of the Corporation, has executed this Third Amendment to the Amended and Restated Bylaws, as amended, as of May 8, 2019.

By:	/s/ James F. Moriarty
James F. Moriarty, Secretary